EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

                      This EMPLOYMENT AGREEMENT (the "Agreement") is entered into this 29th day of October, 1996, between Atlantic Beverage Company, Inc., a Delaware corporation (the "Company") and Alan F. Sussna ("Executive").

                                    RECITALS

         WHEREAS, the Company is engaged in the business (the "Business") of distributing, marketing and selling prepared food and beverage products and related products and services;

         WHEREAS, Executive is skilled and experienced in the Business;

         WHEREAS, the Company desires to employ Executive and recognizes that certain inducements must be offered to Executive in order for the Company to retain Executive's services;

         WHEREAS, Executive and the Company are desirous of entering into an agreement providing for the employment by the Company of Executive on the terms provided herein.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises contained herein, the parties agree as follows:

         1 . Employment. The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company, subject to the terms and conditions set forth in this Agreement.

                  2.  Term of Employment.

                  (a) Initial Term. The initial term of Executive's employment hereunder (the "Initial Term") shall commence on March 15, 1996 (the "Effective Date") and shall continue until March 15, 2001, unless sooner terminated in accordance with the provisions hereof The period commencing on the Effective Date and ending on the date this Agreement expires or is sooner terminated is referred to as the "Employment Period."

                  (b) Automatic Renewal. The Initial Term shall be extended automatically for additional one year periods commencing on the fifth anniversary date of the Effective Date and each one-year anniversary thereafter, unless, no later than six months prior to such date, either party gives notice to the other party that he or it does not intend to renew this Agreement.

         3 . Title and Duties. During the Employment Period, Executive's title shall be President and Chief Executive Officer of the Company and he shall possess such powers and duties as are normally incident to such positions, as provided in the by-laws of the Company and in accordance with the Delaware General Corporation Law. Executive shall justly and faithfully discharge his duties and responsibilities in a diligent manner, devoting such time and attention to the affairs of the Company as he shall reasonably determine to be necessary and appropriate, and shall comply with the reasonable rules, regulations and policies of the Company. During the Employment Period, Executive shall report to Merrick Elfman and the Board of Directors of the Company.

         4. Compensation. Subject to the following provisions of this Agreement, during theEmployment Period, Executive shall be compensated for his services as follows:

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                  (a) Base Amount. During the Employment Period, Executive shall receive from the Company an annual salary, payable in accordance with the regularly established payroll policy of the Company, in an amount equal to $200,000, which amount shall increase annually to reflect normal cost-of-living adjustments and may increase at such times and in such amounts as are determined by the Compensation Committee of the Board of Directors (the "Base Amount"). The Base Amount shall be subject to normal payroll deductions applicable to all employees of the Company.

                  (b) Additional Salary. During the first year of the Employment Period only, the Executive shall receive from the Company salary in addition to the Base Amount (the "Additional Salary") in the amount of $30,000. The Additional Salary shall be payable in accordance with the regularly established payroll policy of the Company, subject to normal payroll deductions applicable to all employees of the Company.

                  (c) Cash Flow Bonus. In addition to the Base Salary and the Additional Salary, during the Employment Period, the Company shall pay to Executive an annual lump sum bonus payment (the "Cash Flow Bonus") as provided by this Section 4(c). The Cash Flow Bonus shall be determined as follows:

(Actual Cash Flow - Target Cash Flow) x .20 = Cash Flow Bonus

As used in this Section 4 and elsewhere in this Agreement:

         "Company Earnings" means the earnings of the Company, consolidated with all of the Company's subsidiaries, for an entire fiscal year, before taxes, interest, depreciation, amortization and other non-cash items, management, consulting and investment banking fees to related parties, and compensation and expenses of the Board of Directors, and after capital expenditures.

         "Target Cash Flow" means the amount of Company Earnings that are targeted for an immediately proceeding fiscal year, as set forth in the Budget, provided, however, that for fiscal year 1996, Target Cash Flow shall be $3,600,000, and for fiscal year 1997, Target Cash Flow shall be $3,950,000, as adjusted, in each event the Company acquires or divests (through the purchase or sale of stock or assets, by merger or otherwise) a subsidiary, upward or downward by the amount, pro rated on a daily basis, of the earnings of such subsidiary (calculated on a basis consistent with the determination of Company Earnings) for the most recent fiscal year.

         "Actual Cash Flow" means the actual amount of Company Earnings for a fiscal year, as determined by the Company's outside auditors in accordance with generally accepted accounting principles.

         "Budget" means the Company's budget for the fiscal years of the Employment Period as prepared by Company management and approved by the Board of Directors.

The Cash Flow Bonus shall be paid by the Company to the Executive on an annual basis during the Employment Period, no later than 30 days after the Company has completed its audit for an applicable fiscal year, but in no event later than April 15 of each year for the preceding fiscal year, and shall be deemed accrued as of December 31 of the year for which it is calculated. The Cash Flow Bonus for 1996 shall be pro rated on a daily basis from March 15, 1996.

                  (d) Stock Option. Effective on March 15, 1996, the Company shall grant to Executive the option (the "Option") to purchase 250,000 shares of Common Stock (the "Option Shares"), at the exercise price of $1.50 per share, pursuant to a Stock Option Agreement in the form of Exhibit A attached hereto and the Company's Stock Option Plan. The Option shall vest and become exercisable as follows:

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Vesting Dates    Percentage of Option Shares Vesting

March 15, 1997        20%
March 15, 1998        20%
March 15, 1999        20%
March 15, 2000        20%
March 15, 2001        20%



provided, however, that to the extent it is not then vested and exercisable, the Option shall vest and become exercisable in the following amounts upon the occurrence of any of the following events:

                  i. On and after the last day of any continuous 10-day period (excluding any days in which no shares of Common Stock are traded) during which the average of the bid and asked closing prices at which one share of Common Stock is traded on the over-the-counter market, as reported on NASDAQ, averages (over such period):

Average Price Per Share During Period       Percentage of Option Shares Vesting

         $ 3.50 to $5.99                                             20%
         $ 6.00 to $7.99                                             40%
         $ 8.00 to $9.99                                             60%
         $10.00 to $11.99                                            80%
         $12.00 or higher                                           100%

the number of Option Shares corresponding to such percentages shall vest and become exercisable. The parties acknowledge that, as of the date of this Agreement, 20% of the Option Shares have vested and become exercisable pursuant to this subsection (d)(i).

                ii. At such time as 1.) the Sterling Group shall reduce its aggregate beneficial ownership of Common Stock to less than 15% ("Sterling Exit") and 2.) another shareholder with aggregate beneficial ownership of 5% or more exists (other than by way of such shareholder selling his or her company) and 3.) Employee has not been additionally designated Chairman of the Board, 100% of the Option Shares shall vest and become exercisable. For purposes of this Agreement, the Sterling Group consists of Douglas Becker, Eric D. Becker, Merrick M. Elfinan, Bruce Goldman, Rudolf Christopher Hoehn-Saric, and Steven M. Taslitz, as well as their spouses and dependent children or trusts established their benefit.

                iii. Upon a Change in Control of the Company, where "Change of Control" means the earlier of (a) the date on which any person or entity, or person or entities acting in concert, shall acquire the beneficial ownership of shares of capital stock or other securities having more than 50% of the voting power (with respect to the election of directors) then outstanding or (b) the date on which any person or entity, or persons or entities acting in concert, shall first disclose any intent to commence an offer to tender for shares of capital stock or other securities having more than 50% of the voting power, 100% of the Option Shares shall vest and become exercisable.

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Notwithstanding the foregoing, (a) in the event, and only to the extent, that any of the Option Shares become vested and exercisable on an accelerated basis as provided in subsections (i), (ii) and (iii) above, the annual March 15 vesting shall not occur, and (b)Executive shall forfeit all Option Shares (whether or not then vested and exercisable) if he resigns without Good Reason (as hereafter defined) before March 15, 1997 and without giving three months prior written notice.

      In no event later than March 15, 1997, the Company shall cause the Option Shares to be registered (pursuant to a Form S-8 or any successor form) under the Securities Act of 1933.

                  (e) Benefit Plans, Additional Benefit.

i. During the Employment Period, Executive shall be entitled to immediately and fully participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company or any subsidiary of the Company for its executive employees (the "Benefit Plans"). Executive's participation in the medical Benefit Plans shall include coverage for his spouse and dependents. Executive will apply the cash allowance provided in Section 4(e)ii. to pay the necessary premiums of those Benefit Plans that provide health, dental, disability or life insurance coverage to Executive, his spouse and dependents. The Benefit Plans are subject to change from time to time at the sole discretion of the board of directors of the company maintaining such plans, provided that in any such event, the Company shall provide a substitute plan or other form of compensation that provides substantially the same or greater benefits as then enjoyed by Executive and his spouse and dependents, as applicable.

                  ii. Every month during the Employment Period, the Company shall pay to Executive a cash allowance of $1,500, which Executive may use to pay expenses relating to his employment, including but not limited to benefits premiums, accounting fees, financial advisory fees, car payments, and dues, as determined in his sole discretion.

                  (f) Vacation. For each year of the Employment Period, Executive shall be entitled to take not less than four weeks of vacation. Executive's compensation shall be paid in full during such vacations. Each vacation shall be taken by Executive at such times as are reasonably agreeable to Executive and the Company.

                  (g) Expenses. The Company shall reimburse Executive for all reasonable out of pocket expenses incurred by him in connection with the performance of his duties hereunder which reimbursement shall be made upon the presentation by Executive to the Company of proper receipts or other proof of expenditure, and otherwise in accordance with the Company's standard practices (applied prospectively only) for reimbursement of its senior executives as determined by the Board of Directors.

                      (h) Other Benefits. Executive shall be entitled to such additional perquisites as may be customarily granted by the Company to its senior executives generally.

                      5. Termination. The Employment Period shall terminate effective on the date of the earliest to occur of the following events:

                           (a)      Just Cause.  The Employment Period may be
terminated at the option of the Company for "Just Caus(as such term is hereinafter defined), effective as of the date the Company gives written notice to Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination ("Notice of Termination"). As used herein, the term "Just Cause" means:

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                        i.  Executive's conviction of or entry of a plea of
guilty or nolo contenders to a felony (unless the act giving rise thereto was committed by Executive in the good faith belief that Executive's actions (A) were in the best interest of the Company, and (B) would not violate criminal law), or other criminal act involving moral turpitude;

                        ii. Executive's willful misconduct or gross negligence resulting in a material breach of his duties hereunder (including fiduciary duties and such other duties relating to his employment by the Company as are imposed by applicable law), or any other willful and material breach by Executive of this Agreement, except by reason of illness or accident, which shall continue for a period of 15 days after the receipt of written notice from the Company;

                        iii. A material conflict of interest that arises because Executive is directly or indirectly a party to a transaction with the Company, except for a material conflict of interest of which the Company has been notified and the Company has agreed to allow;

                         iv.  Executive's refusal, after receipt of written
notice from the Board of Directors, to perform specific directives of the Board of Directors which are reasonably intended to cause the Company to comply with applicable laws, rules, regulations, requests of government agencies, or the like, provided that such directives are consistent with applicable law and the scope and nature of Executive's duties as set forth herein, or to comply with the written internal policies and procedures of the Company and its subsidiaries; and

                          v. Executive's habitual drunkenness or illegal use of
controlled substances which interferes with the performance of his duties hereunder.

                      (b) Operating Just Cause. The Employment Period may be terminated at the option of the Company for "Operating Just Cause" (as such term is hereinafter defined), effective as of the date the Company gives Notice of Termination to Executive. As used herein, the term "Operating Just Cause" means the Company's failure to achieve at least 70% of the operating income projected for a fiscal year, as set forth in a Budget (as such term is defined in Section 4 above).

                  (c) Death or Disability . The Employment Period shall terminate automatically, effective upon the death of Executive. If Executive is unable to perform the essential functions of his employment position, due to a disability of Executive that cannot be reasonably accommodated by the Company, the Company may terminate Executive effective upon Notice of Termination.

                  (d) Voluntary resignation. Executive may resign his employment at any time, effective upon written notice to the Company, provided, however, that if Executive resigns before March 15, 1997, his resignation shall be effective three months after the date of such written notice.

                  (e) Without Cause. The Company may terminate Executive at any time, effective upon the date of Notice of Termination.

                  (f) Good Reason. The Employment Period may be terminated at the option of the Executive for "Good Reason" (as such term is defined in Section 6(d) below), effective upon written notice to the Company setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

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         6. Separation Benefits.  Executive shall be entitled to receive separation benefits in such events and in such amounts as are set forth in this
Section 6.

                 (a) Termination Without Just Cause or for Good Reason Before First Anniversary. If, prior to the first anniversary of the Effective Date, Executive resigns from employment with the Company for Good Reason (as defined below in Section 6(d)) or is terminated by the Company without Just Cause, he (or his surviving spouse, estate or personal representative, as applicable) shall be entitled to receive:

                  (i) an amount equal to one-fourth of both the Base Amount and the Additional Salary (i.e., three months salary) if the Company is then in default, beyond any applicable cure period, of any of the financial covenants contained in the Company's loan agreement with its senior institutional lender, or, if the Company is not then in default, then an amount equal to one-half of both the Base Amount and the Additional Salary (i.e., six months salary), without discount, payable in accordance with the regularly established payroll policy of the Company;

                  (ii) a lump sum cash payment in an amount equal to the annual Cash Flow Bonus payment to which Executive would have been entitled in accordance with Section 4(c), without discount, had he continued in the employ of the Company for the full fiscal year in which his employment is terminated, pro rated on a daily basis through the actual date of termination, payable by the Company in accordance with the terms of Section 4(c);

                  (iii) for the longest period of time as is permitted by COBRA law, the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical and health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the "Plans") (including but not limited to such Plans in which Executive was entitled to participate, pursuant to Section 4(f), immediately prior to the date of termination), in the same manner provided to its other senior executive employees; provided, however, that this Section shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, notwithstanding the fact that such coverage or benefit will result in a higher cost than if provided under a Company Plan. However, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this Section if the Benefit Participants receive such coverage and benefits from any other source.

                  (b) Termination Without Just Cause or for Good Reason After First Anniversary. If, on or after the first anniversary of the Effective Date, Executive resigns from employment with the Company for Good Reason (as defined below in Section 6(d)) or is terminated by the Company without Just Cause, he (or his surviving spouse, estate or personal representative, as applicable) shall be entitled to receive:

                  (i) an amount equal to (x) one-half of the Base Amount (i.e., six months salary), without discount, if Executive's employment is terminated on or after the first anniversary and before the second anniversary of the Effective Date, or (y) the Base Amount, without discount, if Executive's employment is terminated on or after the second anniversary of the Effective Date, payable in accordance with the regularly established payroll policy of the Company;


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                  (ii) a lump sum cash payment in an amount equal to the annual
Cash Flow Bonus payment to which Executive would have been entitled in accordance with Section 4(c), without discount, had he continued in the employ of the Company for the full fiscal year in which his employment is terminated, pro rated on a daily basis through the actual date of termination, payable by the Company in accordance with the terms of Section 4(c);

                  (iii) for the longest period of time as is permitted by COBRA law, the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical and health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the "Plans") (including but not limited to such Plans in which Executive was entitled to participate, pursuant to Section 4(f), immediately prior to the date of termination), in the same manner provided to its other senior executive employees; provided, however, that this Section shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, notwithstanding the fact that such coverage or benefit will result in a higher cost than if provided under a Company Plan. However, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this Section if the Benefit Participants receive such coverage and benefits from any other source.

                      (c) Other Termination Events. In the event that Executive's employment is terminated by the Company with Just Cause, by Executive without Good Reason, or upon the death of Executive, then Executive thereupon shall forfeit his right to any compensation, perquisites and benefits under this Agreement, provided, however, that the Company shall pay to Executive (or if he shall have died, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) the value of any accrued salary and other compensation due to Executive pursuant to Section 4 above through the date of termination.

                      (d) Good Reason Defined. For purposes of this Agreement, "Good Reason" means: (i) a reduction in Executive's title, duties, or working conditions without Executive's consent; or (ii) a decrease in the Base Amount; or (iii) the relocation of Executive's office to premises located outside of the Greater Chicago, Illinois Metropolitan Area; or (iv) a failure by the Company to comply with any material provision of this Agreement which has not been cured within 15 days after written notice of such noncompliance has been given by Executive to the Company; or (v) a Sterling Exit (as defined in Section 4(d)(ii)); or (vi) a Change of Control of the Company (as defined in Section 4(d)(iii)).

                      (e) Effect of Termination. Notwithstanding anything to the contrary contained herein, should Executive's employment with the Company be terminated for any reason whatsoever:

                  (i) Anti-Disparagement, Etc. The Company (on behalf of itself and its directors, officers, employees and agents) and the Executive agree that they will not, under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the Executive, the Company, its management, directors, employees, agents or representatives (including those of the Company's affiliates). They further agree that they will not, at any time after the date hereof and without the other's written consent, contact any past, present or prospective customer, supplier, employee, employer or agent or representative of the Company or the Executive with the intent or purpose of injuring the reputation, business or business relationships of the Company or the Executive. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

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                  (ii) Offices, Etc.  Executive will no longer have an office at the Company's places of business, and except as previously agreed in writing by the Company, will not visit such places. In addition, Executive will resign from all offices or directorships held at the time of termination.

                  7.  Restrictive Covenants.  Executive hereby agrees:

                  (a) Nondisclosure. Executive acknowledges that he has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information and other confidential or specialized data and/or information relative to the business of the Company and its predecessors and subsidiaries (for purposes of this Section 7, the "Company" shall include its predecessors and subsidiaries), whether now existing or to be developed or created after the date of this Agreement (collectively, "Trade Secrets"). Executive shall at all times during the Employment Period and thereafter hold in strictest confidence any and all Trade Secrets that may have come or may come into his possession or within his knowledge concerning the products, services, processes, businesses, suppliers, customers and clients of the company or its affiliates and their predecessors. Executive agrees that neither he nor any person or enterprise controlled by him will for any reason directly or indirectly, for himself or for the benefit of any other person, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, the Company or any of its affiliates or otherwise relating to the Company or its business, provided that Executive may disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that Executive shall give the Company notice of such order and any court pleading requesting such disclosure, in order to provide the Company with an opportunity to prevent such disclosure or procure an appropriate protective order.

                      (b) Customers. Executive acknowledges that customer accounts of the Company and its predecessors are and will at all times be the sole and separate property of the Company, in which Executive has no rights whatsoever, and all activities of or work performed by Executive pursuant hereto or as an employee of the Company or its predecessors have been and in the future will be performed for the benefit of the Company and the goodwill resulting from Executive's efforts is and at all times will be the sole and separate property of the Company, which goodwill is intended to be protected, in part, by this Section.

                      (c) Non-Solicitation. Executive agrees that from the commencement date of the Employment Period and continuing for a period of three years following the termination of the Employment Period for whatever reason, neither he nor any person or enterprise controlled by him will solicit or hire or contract with, for employment, consulting or any other reason, any director, officer, shareholder, department head, salesman and each of their assistants who was employed by the Company or its predecessors at any time within one year prior to the time of the act of solicitation or hire. Provided, however, that this non-solicitation provision shall not extend past the Employment Period in the event that this Agreement is terminated by the Company without Just Cause.

                      (d) Non-Competition. Executive agrees that from the commencement date of the Employment Period and continuing for a period of two years following the termination of the Employment Period for whatever reason, neither he or any person or enterprise controlled by him will become a

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stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage directly or indirectly in any enterprise which competes with the Company in any business in which the Company is engaged (whether or not such business is subsequently carried on by the Company) in any geographic territory in which the Company does business on the date the Employment Period ends; provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any company engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. Provided further, that this non-competition provision shall not extend past the Employment Period in the event that this Agreement is terminated by the Company without Just Cause.

                      (e) Survival. The provisions of this Section shall survive the termination of this Agreement and Executive's employment with the Company, irrespective of the reason therefor.

         8. Remedies. If, at any time, Executive violates or threatens to violate to any material extent the covenants set forth in Section 7, the Company shall have the right to seek injunctive relief or any other appropriate equitable remedy, without any bond or other security being required, in any federal or state court sitting in the City of Chicago, Illinois, notwithstanding the arbitration obligations set forth in Section 16, below, provided, however, that the applicable time periods set forth in Sections 7(c) and (d) will be tolled pending the final resolution of any such action that is actually filed by the Company. Executive acknowledges that the Company would be irreparably injured by a violation of Section 7.

         9. Inventions. Executive hereby assigns to the Company all of his rights, title and interest in and to all inventions, discoveries, processes, designs, marketing strategies, and other intellectual property (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the Employment Period. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to the Company such reasonable documents as it may request to confirm the assignment of Executive's rights therein and, if requested by the Company, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this Section 9 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

         10. Amendment and Termination. This Agreement may not be amended or otherwise modified, except in a definitive writing signed by the parties hereto.

         11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

If to the Company:         Atlantic Beverage Company, Inc.
                           650 Dundee Road, Suite 370
                           Northbrook, Illinois 60062
                           Attn: Merrick Elfman
                           Facsimile: (847) 480-0199

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If to Executive:           Alan F. Sussna
                           1293 Westmoor Trail
                           Winnetka, Illinois 60093

With a copy to:            Freebom & Peters
                           311 S. Wacker, 30th Floor
                           Chicago, Illinois 60606
                           Attn: Peter I. Mason

         12. Nonassignment. The interests of Executive under this Agreement are unique and of a personal service nature, are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

         13. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

         14. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of its provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

         15. Entire Agreement; Cancellation. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements, and understandings between the parties relating to the subject matter hereof.

         16. Resolution of Disputes. Except as provided in Section 8 above, any dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists (the "Complainant") shall send a notice of such dispute to the other party (the "Respondent"), which notice shall set forth in detail the dispute, the parties involved and the position of the Complainant with respect thereto. The notice shall also include a list of five retired judges selected through JAMS-Endispute, Inc. ("JAMS"), 70 West Madison, Chicago, Illinois. Within seven days of receiving such notice, the Respondent shall either accept one of the judges on the list and so inform the Complainant or deliver via facsimile to the Complainant a list of five judges selected by the Respondent from the panel at JAMS. If the Respondent rejects the judges on the Complainant's list and delivers to Complainant its own list of judges, Complainant, within seven days of receiving Respondent's list, shall inform Respondent as to whether it will accept one of the judges on Respondent's list.

         Should the parties be unable to agree on an arbitrator, then Complainant shall request that JAMS furnish a list of ten names of available judges to each party. Within seven days of JAMS's mailing of the list, the parties shall meet telephonically to designate an arbitrator. Respondent shall first strike one name from the list and then Complainant shall strike one name. Thereafter, Respondent and Complainant shall alternately strike names from the list until one name remains. The last remaining judge on the list shall be designated as the arbitrator for this action.

         The arbitrator so selected shall schedule a hearing in Chicago on the disputed issues within 45 days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitrator as well as the respective oral presentations of the parties at the hearing, and no party shall be entitled to discovery in such matter, except for a single request for documents to be made within ten days after the request for arbitration, which if not made within such time period shall be deemed waived. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least ten days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. All charges and fees charged by JAMS and/or the arbitrator (whether demanded in advance or at completion of the proceedings) shall be shared equally by each side. However, all such charges and fees, as well as any other taxable costs, may be allocated between the respective sides by the arbitrator as a part of any award herein. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters. The parties agree that any arbitration shall be governed by and pursuant to the Illinois Uniform Arbitration Act, as amended, and the rules and regulations promulgated thereunder.

         17. Insurance. The Company may, at its election and for its benefit, insure Executive against disability, accidental loss or death and Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

         18. No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, of any kind, that would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions hereof.

         19. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same original agreement of the parties hereto.

         20. Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

         21. Consent to Jurisdiction. The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Illinois located in the City of Chicago and to the jurisdiction of the United States District Court for the Northem District of Illinois for the purpose of bringing any action that may be brought in connection with the provisions hereof and shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such party by regular or certified mail to the address of such party set forth herein or to any subsequent address to which notices shall be sent.

         IN WITNESS WHEREOF, Executive has set his hand to this Employment Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.



ATLANTIC BEVERAGE COMPANY, INC.



By:    _____________________
Its:   _____________________


----------
Alan F. Sussna